UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 28, 2012

CAREY WATERMARK INVESTORS INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

000-54263	26-2145060
(Commission File Number)	(IRS Employer Identification No.)

50 Rockefeller Plaza, New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 492-1100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders

An annual meeting of stockholders was held on June 28, 2012, at which time a vote was taken to elect directors for Carey Watermark Investors Incorporated (the “Company”) through the solicitation of proxies. Set forth below are the final voting results for the election of directors, who were elected to serve until the next annual meeting of stockholders:

Name of Director	For	Withheld	Abstained*

Trevor P. Bond	3,343,491	61,174	28,709

Charles S. Henry	3,342,977	61,688	28,709

Michael D. Johnson	3,343,991	60,674	28,709

Michael G. Medzigian	3,343,991	60,674	28,709

Robert E. Parsons, Jr.	3,342,977	61,688	28,709

William H. Reynolds, Jr.	3,342,491	62,174	28,709

*   Represents shares held by the Company’s advisor, W. P. Carey & Co. LLC and certain of its affiliates, which were present for quorum purposes but are not entitled to be voted for the election of directors under the Company’s Charter.

Item 8.01   Other Events

The Company’s board of directors has extended the Company’s primary offering of up to $1.0 billion in shares of common stock for one year to September 15, 2013, which is three years after the effective date of such offering. If the Company files another registration statement prior to September 15, 2013 in order to sell additional shares, it could continue to sell shares in the ongoing primary offering until the earlier of March 16, 2014 or the effective date of the subsequent registration statement. The Company’s board of directors may terminate the primary offering at any time. Through June 30, 2012, the Company has sold $83,101,760 in shares of common stock in the ongoing primary offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Carey Watermark Investors Incorporated

Date: July 5, 2012	By:	/s/ Michael G. Medzigian
Michael G. Medzigian
Chief Executive Officer